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                                                                   EXHIBIT 10.12

July 5, 2001

Mr. Peter P. Sach
5333 Pinyon Jay Road
Parker, CO 80134-2722

Dear Peter:

On behalf of Arbinet-thexchange, Inc. (the "Company"), I am pleased to extend to you an offer of employment in accordance with the following terms:

Title: You will serve as Senior Vice President and Chief Administrative Officer
(CAO). You will report to the President and CEO and based in New York, NY.

Duties and Obligations: During your employment you will devote your full business time, interest and effort to the performance of your duties with the Company. These duties include those which are commonly associated with the Chief Financial Officer position, and additionally will include management and oversight of the Company's information technology (I.T.) initiatives and the human resources function.

Employment Relationship: Your employment will be "at-will" and may be terminated by either you or the Company at any time for any reason or no reason, by providing sixty (60) days written notice to the other party. Further, your participation in any Company benefit or equity program does not constitute an agreement by the Company to employ or continue to employ you for any period of time.

Salary and Bonus: While you are employed on a full-time basis by the Company, the Company will pay you a base salary which annualizes to $250,000, payable in accordance with the usual payroll practices of the Company including the withholding of all income and employment taxes. Your base salary will be reviewed on an annual basis and may be subject to adjustment upward based on various factors including, without limitation, your performance or the Company's achievement of its business plan (as determined by the Board of Directors of the Company), provided that in no event shall such annual increase be less than the annual rate of increase in the Consumer Price Index. When the Company completes an Initial Public Offering (IPO) your annualized salary will be increased to $275,000. You will be eligible for a 40% target bonus based upon achievement of assigned performance goals and subject to the approval of the Board of Directors.

Relocation: Per the attached.

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Relocation Expense Repayment: In the event you do not complete 12 months of service following the payment of the Relocation payments, the Company will be entitled to repayment of the full amount, less an allowance pro rata to the months served (e.g., if you serve five months after the Relocation payments, you will be required to repay 7/12 of such payments).

Equity: The Board (or duly authorized committee thereof) will grant to you, in the form of stock options ("Options"), the right to purchase shares of Common Stock of the Company which equal 3/4 of 1% of the Company immediately following the closing of the Series E round of investment. This grant will be at the lowest available employee plan price as of the acceptance of this offer, subject to the following vesting schedule: such Options will become exercisable as to 1/48th each month as long as you are employed by the Company; provided, further, that in the event of termination of employment without cause in the 12 months following a "change of control" event (which will not include an IPO or a private equity financing transaction), any remaining unvested options will then vest.

Benefits: You will participate, to the extent eligible and subject to confirming coverage with applicable underwriters (if any), in all of the Company's employee benefit programs generally provided to the other executive officers, in accordance with the terms thereof as in effect from time to time; provided that your annual vacation shall not exceed four (4) weeks.

Termination of Employment:

     a. In the event your employment hereunder is terminated by the Company without cause, the Company will pay you, subject to your compliance with this and paragraphs b, c and d following, (i) any unpaid base salary through the date of termination and any accrued vacation; (ii) severance pay equal to twelve (12) month's base salary at the rate in effect on the date of termination; (iii) an amount reimbursing you for the applicable premium payment for any COBRA coverage payable under a Company health or welfare plan for you and your dependents during the 12 month period following the date of termination (the "Twelve Month Period"); and (iv) an amount equal to any employer contribution that would have been made by the Company pursuant to any retirement plan of the Company on your behalf and you remained employed by the Company during the Twelve Month Period assuming you contributed the maximum amount to such plan. Notwithstanding the foregoing, the amounts paid to you pursuant to subsections (iii) and (iv) of this paragraph (a) shall not exceed $25,000.

     b. In the event your employment hereunder is terminated for any other reason, the Company will pay you any unpaid base salary and compensation for accrued vacation through the date of termination.

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     c.   In addition, in all termination events, except as specifically provided in the Relocation Expense Repayment section, the Company will pay you any other amounts or benefits owing to you under the then applicable employee benefit plans and programs of the Company in accordance with such plans and programs.

     d.   For purposes of this letter, "cause" shall mean any of the following:
          (w) your willful misconduct in the performance of your duties to the Company, or your willful failure to implement any legal policy of the Company, (x) conviction of or plea of guilty or any plea other than "not guilty" to a felony; (y) the violation by you of any material provision of this letter which either is not cured within ten days after a written notice is given to you by the Company or constitutes a habitual breach; or (z) your dishonesty, misappropriation of fraud with regard to the property of the Company or its affiliates.

Confidential Information: While providing your services, you will have access to and will obtain confidential information as to the Company, its affiliates, its employees and its customers and you may during the course of your employment develop certain information, inventions or other intellectual property. As a condition of your employment with the Company, you will be required to enter into the Company's Employee Inventions and Confidentiality Agreement (the "Confidentiality Agreement"). The Confidentiality Agreement exists to assure the Company and its investors that the Company's valuable intellectual property and its rights thereto are protected.

Non-Competition/Non-Solicitation:

     a. You agree that during your employment term hereunder and for a twelve month period following the date your employment terminates, you will not enter into Competition with the Company. "Competition" shall mean participating, directly or indirectly, as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, consultant or in any capacity whatsoever in a business in competition with any business conducted by the Company or its affiliates (a "Competitor") in any jurisdiction where the Company and/or its affiliates conduct as of the date your employment terminates such business, which shall be deemed to include, without limitation, any business activity or jurisdiction which is covered by or included in a written proposal or business plan existing on the date of the termination of the employment term hereunder; provided however, that such participation shall not include (i) the mere ownership of not more than one percent (1%) of the total outstanding stock of a publicly held company; (ii) the performance of services for any enterprise to the extent such services are not performed, directly or indirectly, for a business unit of the enterprise in the aforesaid Competition; or (iii) any activity engaged in with the prior written approval of the Board.
     b. You agree that, during the one (1) year period following the date your employment terminates, you will not, directly or indirectly (i) solicit, recruit

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          or hire any non-administrative or non-clerical employee of the Company for the purpose of being employed by you or by any Competitor of the Company on whose behalf you are acting as an agent, representative or employee and that you will not convey any confidential information or trade secrets about other employees of the Company to any other person or (ii) influence or attempt to influence customers or suppliers of the Company or its affiliates to direct their business to any Competitor of the Company
     c. You acknowledge that the foregoing are reasonable and necessary for the protection of the business of the Company and its affiliates and that part of the compensation paid under this letter is in consideration for these provisions. If any restrictions set forth with regard to competition or solicitation of employees or customers is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or over too broad a geographic area, it shall be interpreted to extend over a maximum period of time, range of activities or geographic area as to which it may be enforceable. You further acknowledge and consent that the Company would by reason of such competition or solicitation of employees or customers be entitled to injunctive relief in a court of appropriate jurisdiction prohibiting you from competing with the Company or its affiliates or engaging in solicitation in violation of this letter.

     Governing Law/Miscellaneous: This letter is subject to the laws of the State of New York. This letter, along with the Confidentiality Agreement, sets forth the terms of your employment with the Company and supersedes all prior agreements, arrangements and communications, whether oral or written, between the Company and you. This letter may not be altered, modified, or amended except by a written instrument signed by an individual authorized to sign on behalf of the Company (other than you) and by you. This letter may not be assigned in whole or in part, except that the Company may assign it to an acquirer of all or substantially all of the assets of the Company. This letter shall be binding on the successors and permitted assignees of the parties hereto.

     This offer is made to you based on your representation to the Company that your acceptance of employment with the Company and performance of the contemplated services does not and will not conflict with or result in any breach or default under any agreement, contract or arrangement to which you are a party or violate any other legal restriction. If you find this offer of employment acceptable, please sign the enclosed copy of this letter and return it to us.

/s/ J. Curt Hockemeier
J. Curt Hockemeier
President and Chief Executive Officer

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Agreed and Accepted:

/s/ Peter P. Sach
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Peter P. Sach

Dated: July 12, 2001